EXHIBIT 5

                               OPINION OF COUNSEL

                                HARRIS BEACH LLP
                                 99 Garnsey Road
                            Pittsford, New York 14534
                                December 21, 2001

Tompkins Trustco, Inc.
The Commons, P.O. Box 460
Ithaca, New York 14851

Ladies and Gentlemen:

         We have acted as counsel to Tompkins Trustco, Inc., a New York corporation (the "Company"), in connection with the filing of the Company's registration statement on Form S-8 with the Securities and Exchange Commission (the "SEC") on December 21, 2001 (the "Registration Statement"), under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of up to 350,000 shares of Common Stock (the "Shares") pursuant to the Company's 2001 Stock Option Plan (the "Plan"). The Registration Statement carries forward 25,890 shares of Common Stock registered under the Company's registration statement on Form S-8 (File No. 333-60873) for issuance under the Company's 1998 Stock Option Plan, filed with the SEC on August 7, 1998.

         We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

         We are of the opinion that, when the Shares shall have been issued and sold on the terms contemplated by the Plan, and the Registration Statement shall have become effective, the Shares will be legally issued, fully paid and non-assessable.

         This opinion shall be limited to the New York Business Corporation Law and the federal securities laws of the United States of America.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion speaks only as of the date hereof and is limited to statutes, laws and regulations presently in effect and to the facts as they currently exist.

                                            Very truly yours,

                                            /s/  HARRIS BEACH LLP

                                            HARRIS BEACH LLP

                                       10